SECURITIES AND EXCHANGE COMMISSION
                               Washington D.C.  20549

          FORM 15 - Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                         the Securities Exchange Act of 1934.

                         Commission File Number: 333-102888-13

               INDYMAC MBS INC RESIDENTIAL ASSET SEC TRUST 2003-A15
              (Exact name of registrant as specified in its charter)

                       155 NORTH LAKE AVENUE, PASADENA, CA  91101
                                  (800) 669-2300
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  INDYMAC BANK, RESIDENTIAL ASSET SECURITIZATION
                              TRUST SERIES 2003-A15
                 MORTGAGE PASS-THROUGH CERTIFICATES SERIES 2003-O
                 CLASS 1-A-1, CLASS 1-A-2, CLASS 1-A-3, CLASS 1-A-4,
            CLASS 1-A-5, CLASS 1-A-6, CLASS 1-A-7, CLASS 1-A-8, CLASS 1-A-X,
             CLASS 1-PO, CLASS 2-A-1, CLASS 2-A-2, CLASS 2-A-3, CLASS 2-A-4,
                    CLASS 2-A-5, CLASS 2-A-X, CLASS A-R, CLASS B-1,
                               CLASS B-2 AND
 CLASS B-3
             (Title of each class of securities covered by this Form)


                                     NONE
              (Titles of all other classes of securities for which a
            duty to file reports under section 13(a) or 15(d) remains)


               Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)    [X]     Rule 12h-3(b)(1)(ii)    [X]
              Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(2)(i)     [ ]
              Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(ii)    [ ]
              Rule 12g-4(a)(2)(ii)   [ ]     Rule 15d-6              [ ]
              Rule 12h-3(b)(1)(i)    [ ]

          Approximate number of holders of record as of the certification or notice date:  21

                            SEE ATTACHED CERTIFICATION


     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


     DATE:  January 20, 2004      By:  /s/ Katherine M. Wannenmacher
                                 Katherine M. Wannenmacher
                                 Vice President
                                 Deutsche Bank National Trust Company,
                                 as Trustee

     Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


                             ACCOUNT HOLDER CERTIFICATION


                    INDYMAC BANK, RESIDENTIAL ASSET SECURITIZATION
                                  TRUST SERIES 2003-A15
                   MORTGAGE PASS-THROUGH CERTIFICATES SERIES 2003-O


                        Commission File Number:  333-102888-13

          I hereby certify that the following information is correct:

                                         CERTIFICATE HOLDERS
              NAME OF SECURITY           AS OF DECEMBER 31, 2003.





              CLASS 1-A-1                 1

              CLASS 1-A-2                 1

              CLASS 1-A-3                 1

              CLASS 1-A-4                 1

              CLASS 1-A-5                 1

              CLASS 1-A-6                 1

              CLASS 1-A-7                 1

              CLASS 1-A-8                 1

              CLASS 1-A-X                 1

              CLASS 1-PO                  1

              CLASS 2-A-1                 1

              CLASS 2-A-2                 1

              CLASS 2-A-3                 1

              CLASS 2-A-4                 1

              CLASS 2-A-5                 1

              CLASS 2-A-X                 1

              CLASS A-R                   2

              CLASS B-1                   1

              CLASS B-2                   1

              CLASS B-3                   1



              TOTAL                       21


     Date:  January 20, 2004

                                  Deutsche Bank National Trust Company,
                                  not in its individual capacity,
                                  but solely as a duly authorized
                                  agent of the Registrant pursuant to
                                  the Pooling and Servicing Agreement
                                  dated as of December 1, 2003.


                                 By:  /s/ Katherine M. Wannenmacher
                                 Katherine M. Wannenmacher
                                 Vice President
                                 Deutsche Bank National Trust Company,
                                 as Trustee